Exhibit 10.5
AGREEMENT
     This agreement dated January 15th, 2006 is made by and between Ed Recker of Cascade, Iowa and Western Dubuque Biodiesel of Farley, Iowa.
     WHEREAS, Western Dubuque Biodisel is desirous of retaining the services of Ed Recker;
     WHEREAS, Ed Recker is desirous of performing services of Western Dubuque Biodiesel;
     NOW THEREFORE, the parties agree as follows:
1.	Ed Recker will perform such management and consulting duties as requested by the Board of Directors of Western Dubuque Biodiesel.

2.	Ed Recker shall be paid $1,000 per week for his services to Western Dubuque Biodiesel.

3.	The parties agree that an independent contractor relationship shall exist between Ed Recker and Western Dubuque Biodiesel.
     Signed and agreed this 15th day of January, 2006.

WESTERN DUBUQUE BIODIESEL

/s/ Ed Recker Ed Recker	By:	/s/ William Schueller William Schueller, President
7/1/06
Fee increased to $2,000.00 per week
ER                                         W.A.S.